FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated July 8, 2014	Registration No. 333-190561
Registration No. 333-190561-01

$975mm AMOT 2014-4 (Auto Floorplan)

Joint-Leads: J.P. Morgan (struc), DB, RBC

Co-Managers: CIBC, Lloyds, Natixis, PNC, Scotiabank

CL	AMT(MM)	WAL	S&P/F	L.FNL	BENCH PX	COUP	$	%

A-1	$325	2.91	AAA/AAA	06/19	1ML+40		100.000
A-2	$650	2.91	AAA/AAA	06/19	IS+40	1.43	99.97524	1.443

TICKER: AMOT 2014-4

REGISTRATION: SEC Registered

EXPECTED PXG: PXD

EXPECTED RATINGS: S&P/Fitch

EXPECTED SETTLE: 07/16/14

FIRST PAY: 08/15/14

ERISA ELIGIBLE: Yes

BILL & DELIVER: J.P. Morgan

MIN DENOMS: $1K x $1K

CUSIPS:	A-1: 02005A EJ3
A-2: 02005A EK0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.